Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

aTYR PHARMA, INC.

aTyr Pharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “ Corporation ”), hereby certifies as follows:

1. The name of the Corporation is aTyr Pharma, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 8, 2005.

2. This Restated Certificate of Incorporation (the “Certificate”) only restates and integrates and does not further amend the provisions of the Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on May 11, 2015, as amended (the “Amended and Restated Certificate”) and there is no discrepancy between the provisions of the Amended and Restated Certificate and the provisions of this Certificate, and was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby integrated and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is aTyr Pharma, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty-Seven Million Two Hundred Eighty-Five Thousand Four Hundred Fifty Six (157,285,456), of which (i) One Hundred Fifty Million (150,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Seven Million Two Hundred Eighty-Five Thousand Four Hundred Fifty Six (7,285,456) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 72,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), 15,957 shares are designated Series C Convertible Preferred Stock (“Series C Preferred Stock”), 2,197,499 shares are designated Series D Convertible Preferred Stock (“Series D Preferred Stock”, and together with the Series B Preferred Stock and Series C Preferred Stock, the “Designated Preferred Stock”), and Five Million (5,000,000) shares shall be undesignated preferred stock (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV and, with respect to the Designated Preferred Stock, on Exhibit A. Every reference to Preferred Stock in Exhibit A means the Designated Preferred Stock. Immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock upon the earlier to occur of (i) a Qualified Public Offering (as defined in Exhibit A) or (ii) a Majority Conversion (as defined in Exhibit A), the Corporation shall no longer have the authority to issue any Designated Preferred Stock.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Designated Preferred Stock and Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided , however , that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers,

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preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

The following section shall become effective immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock upon the earlier to occur of (i) a Qualified Public Offering (as defined in Exhibit A) or (ii) a Majority Conversion (as defined in Exhibit A).

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the

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notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

Sections 3, 4 and 5 of this Article VI shall become effective immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock upon the earlier to occur of (i) a Qualified Public Offering (as defined in Exhibit A) or (ii) a Majority Conversion (as defined in Exhibit A).

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the Bylaws of the Corporation (the “Bylaws”) shall so provide.

3. Number of Directors; Term of Office . The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes. The Board of Directors shall assign Directors into classes at the time the classification becomes effective. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders to be held after the filing of this Certificate, the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders to be held after the filing of this Certificate, and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders to be held after the filing of this Certificate. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal. Upon the effectiveness of this Section 3 of Article VI, Section B.2. of Exhibit A is hereby terminated and deleted and will be of no further force or effect.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors

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relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided , however , that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

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ARTICLE VIII

AMENDMENT OF BYLAWS

1. Amendment by Directors. Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. Effective immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock upon the earlier to occur of (i) a Qualified Public Offering (as defined in Exhibit A) or (ii) a Majority Conversion (as defined in Exhibit A), the Bylaws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided , however , that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided , however , that effective immediately following the conversion of all outstanding Designated Preferred Stock into Common Stock upon the earlier to occur of (i) a Qualified Public Offering (as defined in Exhibit A) or (ii) a Majority Conversion (as defined in Exhibit A), the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

[End of Text]

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THIS RESTATED CERTIFICATE OF INCORPORATION is executed as of this 12th day of May, 2015.

aTYR PHARMA, INC.

By:	/s/ John D. Mendlein, Ph.D.
Name:	John Mendlein, Ph.D.
Title:	Chief Executive Officer and Executive Chairman

EXHIBIT A

A. PREFERRED STOCK.

1. Dividends. The holders of Preferred Stock shall be entitled to receive, on a pari passu and pro rata basis, from funds lawfully available therefor and subject to any preferential dividend rights of any then outstanding shares of any classes or series of the Corporation’s Capital Securities that have been, or may hereafter be, authorized and issued having preferred dividend rights senior to or pari passu with the rights of holders of Preferred Stock, and prior and in preference to any dividends payable on shares of Common Stock (other than dividends payable in shares of Common Stock), dividends at the rate of eight percent (8%) of the Purchase Price for the applicable series of Preferred Stock per share per annum. All such dividends shall be non-cumulative and shall only be payable if, when and as declared by the Board of Directors. In addition to the foregoing, the holders of Preferred Stock shall participate in all dividends and other distributions (other than stock dividends in the nature of a stock split or the like, to the extent adjusted for elsewhere herein, and repurchases of securities by the Corporation from an employee or consultant of the Corporation at the lower of the original purchase price or the then-current fair market value thereof made pursuant to an agreement approved by the Board of Directors, including a majority of the then-sitting Preferred Directors) that are declared and paid on Common Stock on the same basis as if each share of Preferred Stock had been converted into the largest number of shares of Common Stock into which each share of Preferred Stock, as the case may be, may be converted pursuant to Section A.3 of Exhibit A on the record date established for the declaration of such dividends. The provisions of this Section A.1. of Exhibit A, including the rights, obligations and limitations set forth herein, may be waived by the affirmative vote or written consent of the Requisite Stockholders, which must include the Requisite D/E Preferred if such waiver would adversely affect the rights of the Series D Preferred Stock or the Series E Preferred Stock under this Section A.1. of Exhibit A.

2. Liquidation Preference.

(a) Payments to Holders of Series E Preferred Stock and Series D Preferred Stock. Upon (i) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or (ii) a Sale of the Corporation (each of the events referred to in clauses (i) and (ii) being referred to as a “Liquidation Event”), each holder of Series E Preferred Stock and Series D Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities and in preference to, and, before any amount or property shall be paid or distributed to the holders of Series C Preferred Stock, Series B-2 Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, to be paid in full, on a pari passu basis, out of the assets of the Corporation available for distribution to stockholders, with respect to each share of Series D Preferred Stock an amount equal to the greater of (iii) the Series D Liquidation Preference or (iv) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock pursuant to Section A.3 immediately prior to such Liquidation Event (hereinafter referred to as the “Series D Liquidation Amount”) and with respect to each share of Series E Preferred Stock an amount equal to the greater of (v) the Series E Liquidation Preference or (vi) such amount per share as would have been payable had all shares of Series E Preferred Stock been converted into

Common Stock pursuant to Section A.3 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series E Liquidation Amount”). If upon any Liquidation Event the amount available for distribution to its stockholders shall be insufficient to permit the payment of the Series D Liquidation Amount for each share of Series D Preferred Stock and the Series E Liquidation Amount for each share of Series E Preferred Stock in full, then the amount available for distribution shall be distributed among the holders of the Series D Preferred Stock and the Series E Preferred Stock, pro rata in accordance with the amount that would been distributed to such holders if the amount available for distribution had been sufficient to pay the Series D Liquidation Amount and the Series E Liquidation Amount.

(b) Payments to Holders of Series C Preferred Stock and Series B-2 Preferred Stock . Upon any Liquidation Event, after the payment of all amounts pursuant to Section 2(a) above, each holder of Series C Preferred Stock and Series B-2 Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities and in preference to, and, before any amount or property shall be paid or distributed to the holders of Series B Preferred Stock or Series A Preferred Stock or Common Stock, to be paid in full, on a pari passu basis, out of the assets of the Corporation available for distribution to stockholders, with respect to each share of Series C Preferred Stock, an amount equal to the greater of (i) the Series C Liquidation Preference or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock pursuant to Section A.3 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”) and with respect to each share of Series B-2 Preferred Stock, an amount equal to the greater of (i) the Series B-2 Liquidation Preference or (ii) such amount per share as would have been payable had all shares of Series B-2 Preferred Stock been converted into Common Stock pursuant to Section A.3 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B-2 Liquidation Amount”). If upon any Liquidation Event the amount available for distribution to its stockholders shall be insufficient to permit the payment of the Series C Liquidation Amount for each share of Series C Preferred Stock and the Series B-2 Liquidation Amount for each share of Series B-2 Preferred Stock in full, then the amount available for distribution shall be distributed among the holders of the Series C Preferred Stock and Series B-2 Preferred Stock, pro rata in accordance with the amount that would been distributed to such holders if the amount available for distribution had been sufficient to pay the Series C Liquidation Amount and Series B-2 Liquidation Amount.

(c) Payments to Holders of Series B Preferred Stock and Series A Preferred Stock. Upon any Liquidation Event, after the payment of all amounts pursuant to Sections 2(a) and 2(b) above, each holder of Series B Preferred Stock and Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities and in preference to, and, before any amount or property shall be paid or distributed to the holders of Common Stock, to be paid in full, on a pari passu basis, out of the assets of the Corporation available for distribution to stockholders, with respect to each share of Series B Preferred Stock, an amount equal to the greater of (i) the Series B Liquidation Preference or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section A.3 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the

“Series B Liquidation Amount”) and with respect to each share of Series A Preferred Stock, an amount equal to the greater of (i) the Series A Liquidation Preference or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section A.3 immediately prior to such Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any Liquidation Event the amount available for distribution to its stockholders shall be insufficient to permit the payment of the Series B Liquidation Amount for each share of Series B Preferred Stock and the Series A Liquidation Amount for each share of Series A Preferred Stock in full, then the amount available for distribution shall be distributed among the holders of the Series B Preferred Stock and Series A Preferred Stock, pro rata in accordance with the amount that would been distributed to such holders if the amount available for distribution had been sufficient to pay the Series B Liquidation Amount and Series A Liquidation Amount.

(d) Distribution of Remaining Assets. Upon any Liquidation Event, after the payment of all amounts pursuant to Sections 2(a), 2(b) and 2(c) above, the remaining net assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock.

(e) Consolidation, Merger, etc. Notwithstanding Section A.2(a), a Sale of the Corporation shall not be deemed to be a Liquidation Event for the purposes of this Section A.2 if the Requisite Stockholders, which must include (i) the holders of at least 75% of the outstanding shares of Series D Preferred Stock (voting separately as a single class) and (ii) the Requisite D/E Preferred, waive in writing the provisions of this Section A.2 with respect to such event.

(f) No Effect on Conversion Rights. The provisions of this Section A.2 shall not in any way limit the right of the holders of Preferred Stock to elect to convert their shares of Preferred Stock into shares of Common Stock in accordance with Section A.3.

(g) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of Preferred Stock upon any Liquidation Event in accordance with the terms hereof shall be valued as follows:

(i) If the consideration consists of cash or cash equivalents, then the value shall be computed at the aggregate amount of the cash or cash equivalents so delivered;

(ii) The per share value of securities traded on a national securities exchange or a nationally recognized interdealer quotation system shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 20-day period ending three (3) Business Days prior to the closing of such Liquidation Event;

(iii) The per share value of securities traded over-the-counter shall be deemed to be the average of the closing bid and asked prices over the 30-day period ending three (3) Business Days prior to the closing of such Liquidation Event; and

(iv) For all other consideration, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

(v) In the event that the Requisite Stockholders dispute any valuation determined by the Board of Directors pursuant to Section A.2(g)(iv), such holders shall have the right to obtain an independent valuation of such property, security or other non-cash consideration from one nationally recognized investment bank, not affiliated with any holder of Preferred Stock, reasonably acceptable to the Corporation, and with substantial experience pertaining to such valuations, which valuation shall be binding. If the valuation determined by such bank is within 10% of the valuation determined by the Board of Directors, the holders of Preferred Stock requesting such valuation shall pay for the fees and expenses of such bank in making such valuation, otherwise the Corporation shall pay such fees and expenses.

(h) Merger Agreement. The Corporation shall not have the power to effect an Acquisition unless the agreement or plan of merger or consolidation for such transaction (the “ Merger Agreement ”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.2(a)-A.2(d).

(i) In the event of a Sale of the Corporation, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Sale of the Corporation, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Sale of the Corporation advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the holders of a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Sale of the Corporation, the Corporation shall use the consideration received by the Corporation for such Sale of the Corporation (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Sale of the Corporation, to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section A.9 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Section A.2(i). Prior to the distribution or redemption provided for in this Section A.2(i), the Corporation shall not expend or dissipate the consideration received for such Sale of the Corporation, except to discharge expenses incurred in connection with such Sale of the Corporation or in the ordinary course of business.

(j) Allocation of Escrow and Contingent Consideration. In the event of a Sale of the Corporation, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.2(a)-A.2(d) as if the Initial Consideration were the only consideration payable in connection with such Sale of the Corporation and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.2(a)-A.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section A.2(j), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Sale of the Corporation shall be deemed to be Additional Consideration.

3. Conversion into Common Stock. The holders of Preferred Stock shall have the following conversion rights:

(a) Voluntary Conversion. At any time, each holder of shares of Preferred Stock shall be entitled, without the payment of any additional consideration, to cause all or any portion of the shares of Preferred Stock held by such holder to be converted into a number of shares of Common Stock determined as hereafter provided in this Section A.3(a), which shares shall upon the issuance thereof be fully paid and non-assessable. The number of shares of Common Stock issuable upon the conversion of each share of a series of Preferred Stock shall be equal to the quotient obtained by dividing (i) the applicable Purchase Price for such series of Preferred Stock by (ii) the applicable Conversion Price for such series of Preferred Stock, in each case as in effect at the time of conversion. As of the Effective Time, the “Series A Conversion Price” per share of the Series A Preferred Stock equals the Series A Purchase Price, the “Series B Conversion Price” per share of the Series B Preferred Stock equals the Series B Purchase Price, the “Series B-2 Conversion Price” per share of the Series B-2 Preferred Stock equals the Series B-2 Purchase Price, the “Series C Conversion Price” per share of the Series C Preferred Stock equals the Series C Purchase Price, the “Series D Conversion Price” per share of the Series D Preferred Stock equals the Series D Purchase Price, and the “Series E Conversion Price” per share of the Series E Preferred Stock equals the Series E Purchase Price, subject in each case to adjustment from time to time as hereinafter provided. Notwithstanding the foregoing, in the event, and only in the event, that shares of Series E Preferred Stock are converted into shares of Common Stock in connection with a Qualified Public Offering (as defined herein) consummated on or prior to March 1, 2016, the Series E Conversion Price shall be deemed to have been equal as of the Effective Time to $1.362, subject to adjustment from time to time as hereinafter provided. For the avoidance of doubt, in the event of an adjustment to the Series E Conversion Price on or prior to March 1, 2016, and in the event that a Qualified Public Offering is consummated on or prior to March 1, 2016, such adjustment to the Series E Conversion Price shall be made after giving effect to the prior sentence (meaning that the adjustment shall be applied to the Series E Conversion Price of $1.362 and not to the Conversion Price of $1.119), including in the event that such adjustment preceded the Qualified Public Offering.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into the number of shares of Common Stock provided for in Section A.3(a) either (i) immediately upon consummation of the

Corporation’s first underwritten Public Offering of Common Stock pursuant to an effective registration statement under the Securities Act (A) resulting in at least $50,000,000 of gross proceeds to the Corporation, (B) reflecting a gross offering price per share of Common Stock to the public (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving Common Stock) of not less than 1.2 times the Series E Purchase Price (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving Common Stock), and (C) after giving effect to which the Common Stock is listed on a U.S. national securities exchange (a “Qualified Public Offering”), or (ii) upon the written request of the Requisite Stockholders, which must include the Requisite D/E Preferred (a “Majority Conversion”). For purposes of this Section A.3(b) only, the “Series E Purchase Price” shall mean (i) $1.362 per share if the closing of such Qualified Public Offering occurs on or prior to March 1, 2016, or (ii) $1.119 per share if the closing of such Qualified Public Offering occurs at any time after March 1, 2016 (in each case, as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving Common Stock).

(c) Procedure for Voluntary Conversion: Effective Date. Upon any election to convert any shares of Preferred Stock made in accordance with Section A.3(a), the holders of such shares of Preferred Stock making such election shall provide written notice of such conversion (a “Voluntary Conversion Notice”) to the Corporation setting forth the number of shares of Preferred Stock each such holder elects to convert into Common Stock (the “Elected Preferred Stock”). On the date the Voluntary Conversion Notice is delivered to the Corporation, such shares of Elected Preferred Stock shall thereupon be converted, without further action, into the number of shares of Common Stock provided for in Section A.3(a), and such number of shares of Common Stock into which the Elected Preferred Stock is converted shall thereupon be deemed to have been issued to such holders of the Elected Preferred Stock. Such holders shall as soon as practicable thereafter surrender to the Corporation at the Corporation’s principal executive office the certificate or certificates evidencing the Elected Preferred Stock, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to the holder so surrendering such certificates or to such holder’s designee, at an address designated by such holder, certificates for the number of shares of Common Stock into which such holder’s Elected Preferred Stock shall have been converted. The issuance of certificates for shares of Common Stock upon conversion of Elected Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock. Notwithstanding anything to the contrary set forth in this Section A.3(c), in the event that holders of shares of Preferred Stock elect to convert such shares pursuant to Section A.3(a) in connection with any Public Offering or other specified event, (i) such conversion may at the election of such holders be conditioned upon the consummation of such Public Offering or the occurrence of such other specified event, in which case, such conversion shall not be deemed to be effective until the consummation of such Public Offering or the occurrence of such other specified event and (ii) if such Public Offering or other specified event is consummated or occurs, all shares of Elected Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior thereto.

(d) Procedure for Automatic Conversion. As of the date of, and in all cases subject to, the consummation of a Qualified Public Offering or a Majority Conversion, all outstanding shares of Preferred Stock shall be converted automatically, without further action, into the number of shares of Common Stock provided for in Section A.3(a), and such number of shares of Common Stock into which such Preferred Stock is converted shall be deemed to have been issued to the holders of such Preferred Stock, as the case may be. Such holders shall, as soon as practicable thereafter, surrender the certificate or certificates evidencing the shares of Preferred Stock, as the case may be, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or an Affidavit of Loss with respect thereto. Upon surrender of such certificates or delivery of an Affidavit of Loss with respect thereto, the Corporation shall issue and deliver to such holder so surrendering such certificates or to such holder’s designee, promptly (and in any event in such time as is sufficient to enable such holder to participate in such Qualified Public Offering or Majority Conversion, as applicable) at an address designated by such holder, certificates (or statements(s) of holdings if shares of Common Stock are held in book-entry form) for the number of shares of Common Stock into which such holder’s Preferred Stock shall have been converted.

(e) Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of any shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of shares of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this paragraph (e), be delivered upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the shares of Preferred Stock for conversion an amount in cash equal to the current fair market value of such fractional interest as determined in good faith by the Board of Directors. In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered at the time of conversion exceeds the number of shares to be converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered that are not to be converted.

4. Adjustments.

(a) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be increased in proportion to such increase in outstanding shares. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(b) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision, consolidation or combination of shares provided for above and other than a Liquidation Event which shall be governed by Section A.2), each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Preferred Stock shall have been entitled upon such capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction if immediately prior to such capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction such holder had converted such holder’s Preferred Stock into Common Stock. The provisions of this Section A.4(b) shall similarly apply to outstanding shares of Preferred Stock at the time of any successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions. The Corporation shall not effect any Sale of the Corporation that is not, in accordance with Section A.2(b), a Liquidation Event unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of Preferred Stock, securities or assets as, in accordance with the foregoing provisions, each such holder is entitled to receive.

(c) Adjustment of the Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall on or at any time following the Effective Time issue or sell, or in accordance with Section A.4(e) is deemed to have issued or sold, any shares of Common Stock or Convertible Securities without consideration or for a consideration per share of Common Stock less than the applicable Conversion Price for any series of Preferred Stock in effect immediately prior to such issue or sale, then and in such event, such applicable Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest whole cent) determined by the following formula:

P = P1Q1 + P2Q2

Q1 + Q2

Where:

P	=	the applicable Conversion Price for such series of Preferred Stock in effect immediately following and after giving effect to such issue or sale
P1	=	the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale
Q1	=	the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale
P2	=	the consideration per share, if any, received or receivable by the Corporation on account of such issue or sale
Q2	=	the number of shares of Common Stock so issued or sold or, in accordance with Section A.4(e), deemed to have been issued or sold

(d) Multiple Closing Dates. In the event the Corporation shall issue on more than one date additional shares of Common Stock or Convertible Securities as part of one transaction or a series of related transactions, and such issuance dates occur within a period of no more than 60 days, then, upon the final such issuance (or at the time of any conversion, if earlier), the applicable Conversion Price for each series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the final such issuance (and without giving effect to any adjustments as a result of such prior issuances within such period).

(e) Effect of Certain Events on Conversion Prices. For purposes of determining the adjusted Conversion Price with respect to any series of Preferred Stock under Section A.4(c), the following shall be applicable:

(i) Issuance of Convertible Securities.

(A) If the Corporation in any manner grants, issues or sells any Convertible Securities, whether or not the rights to exercise, convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange is less than any Conversion Price in effect immediately prior to the time of such grant, issue or sale, then the maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the grant, issue or sale of such Convertible Securities for such price per share.

(B) For the purposes of this paragraph, the “price per share for which Common Stock is issuable” in connection with the issuance of Convertible Securities shall be determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the grant, issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exercised or exchanged for (in each case, as set forth in the instruments and agreements relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration), by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities (as set forth in the instruments and agreements relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number). No further adjustment of any Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities.

(C) If the Corporation issues any Convertible Securities that entitle the holder thereof, inter alia , both (i) to exercise, convert or exchange the same into or for Common Stock or otherwise to participate with the holders of Common Stock in distributions upon the occurrence of a Liquidation Event and (ii) in connection with or following such exercise, conversion or exchange, to receive payment of a fixed or defined sum (such securities being referred to herein as “Qualified Convertible Securities” and such fixed or defined sum being referred to as the “Preference Payment”), the “total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities” for purposes of clause (y) of Section A.4(e)(i)(B) above shall include, in addition to the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities, a number of shares of Common Stock equal to the quotient of (A) the aggregate Preference Payments of all such Qualified Convertible Securities so issued, divided by (B) the total amount received or receivable by the Corporation as consideration for the issue of one of such Qualified Convertible Securities (as set forth in the instruments and agreements relating thereto).

(ii) Change in Exercise Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock should change at any time, each Conversion Price that is in effect at the time of such change that was adjusted in accordance with Section A.4(e)(i) upon the issuance of such Convertible Securities shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; and on the termination date of any right to exercise, convert or exchange such Convertible Securities without such right having been exercised, each Conversion Price then in effect hereunder shall be adjusted to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(iii) Exceptions for Excluded Securities. Notwithstanding the foregoing, no adjustments shall be made under Sections A.4(c), (d) and/or (e) with respect to the issue, grant or sale of any Excluded Securities.

(iv) Valuation of Non-Cash Consideration. The consideration received by the Corporation for the issue of any shares of Common Stock, Convertible Securities or any other

Convertible Securities that such Convertible Securities may be converted into or exercised or exchanged for shall be computed in accordance with Section A.2(g).

(f) Other Dilutive Issuances. If an event not specified in this Section A.4 (other than the issuance of Excluded Securities) occurs that has substantially the same economic effect on any series of Preferred Stock as those events specifically enumerated above in this Section A.4, then this Section A.4 shall be construed liberally, mutatis mutandis, in order to provide the holders of such series of Preferred Stock the intended benefit of the protections provided under this Section A.4. In such event, the Board of Directors shall make an appropriate adjustment in each applicable Conversion Price so as to protect the rights of the holders of such series of Preferred Stock; provided that no such adjustment (other than in accordance with an event in the nature of a combination or consolidation of the Common Stock) shall increase the applicable Conversion Price above the applicable Purchase Price for such series of Preferred Stock as otherwise determined pursuant to this Section A.4 or decrease the number of shares of Common Stock issuable upon conversion of each share of Preferred Stock as otherwise determined in accordance with this Section A.4.

(g) No Impairment. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, and will at all times in good faith assist in the carrying out of all the provisions of this Section B.4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock hereunder against impairment by the Corporation or any successor entities. Notwithstanding the foregoing, nothing in this Section A.4(g) shall prohibit the Corporation from amending this Certificate of Incorporation with the requisite consent of its stockholders in accordance with Section B.4 and the approval of the Board.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section A.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the applicable Conversion Price then in effect. The Corporation shall, upon the written request at any time by any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Stock.

(i) Rounding. All calculations under this Section A.4 shall be made to (i) the nearest one cent or (ii) the nearest share, as the case may be. All calculations of percentages, if any, shall be carried to three decimal points but shall not be rounded up or down.

(j) Limitations on Adjustments. Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price of any series of Preferred Stock shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.0001 in such Conversion Price; provided , however , that any adjustment which by reason of this paragraph (j) is not required to be made shall be carried forward and taken into account in any subsequent adjustment or immediately prior to any conversion.

5. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the issued or issuable shares of Preferred Stock, such number of its shares of Common Stock, as the case may be, as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take all such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock in accordance with the provisions hereof.

7. Notice.

(a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any Liquidation Event or (ii) any Liquidation Event is approved by the Board of Directors or the Corporation enters into any agreement with respect thereto, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least ten (10) days prior to such record date specified therein or the expected effective date of any such transaction, a notice specifying (A) such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event is expected to become effective and, in the case of a Sale of the Corporation, the identity of the parties thereto, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

(b) Waiver of Notice. The Requisite Stockholders, which must include the Requisite D/E Preferred, may, at any time upon written notice to the Corporation, waive, either prospectively or retrospectively, any notice provisions specified herein, and any such waiver shall be effective as to all holders of Preferred Stock.

(c) General. In the event that the Corporation provides any notice, report or statement to holders of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding Preferred Stock.

8. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

9. Redemption.

(a) The Preferred Stock may be redeemed, in whole or in part, at the option of the holders of such Preferred Stock pursuant to redemption proceedings which must first be initiated by the Requisite Stockholders, which must include the Requisite D/E Preferred, at any time on or after the fifth anniversary of the Effective Time. In any such case, the Requisite Stockholders, which must include the Requisite D/E Preferred, shall notify the Corporation in writing (the “Redemption Notice”) of their election to exercise the rights afforded by this Section A.9 (including as to any shares of Series A Preferred Stock or Series B Preferred Stock held by any such holders). Upon receipt of the Redemption Notice, the Corporation shall promptly notify the remaining holders of the Preferred Stock thereof. Any holder of Preferred Stock that did not deliver the Redemption Notice may, at such holder’s option, then submit to the Corporation, within thirty (30) days following receipt of the notice from the Corporation, notice of intent and election to seek redemption of all or any part of their Preferred Stock (the “Secondary Redemption Notice”) and such Secondary Redemption Notice shall be deemed to have been delivered on the same date that the Redemption Notice was delivered. The redemption price for each share of Preferred Stock shall be cash in an amount equal to the applicable Liquidation Preference for such series of Preferred Stock (the “Redemption Price”). The Redemption Price shall be payable by the Corporation to holders of the Preferred Stock in three equal annual installments the first such installment being due no later than the ninetieth (90th) day following the receipt of the Redemption Notice and on the anniversary of such first installment thereafter.

(b) If the funds of the Corporation legally available for redemption of its shares are insufficient to redeem the total number of outstanding shares of Preferred Stock for which redemption was elected, then the funds available for redemption shall be used to redeem the Preferred Stock as follows: (i) first, the holders of shares of Series E Preferred Stock and Series D Preferred Stock for which redemption was elected shall share ratably in any funds legally therefor according to the respective amounts that would be payable with respect to the full number of shares of Series E Preferred Stock and Series D Preferred Stock owned by them if all such outstanding shares were redeemed in full; (ii) second, the holders of shares of Series C Preferred Stock and Series B-2 Preferred Stock for which redemption was elected shall share ratably in any funds legally therefor according to the respective amounts that would be payable with respect to the full number of shares of Series C Preferred Stock and Series B-2 Preferred Stock owned by them if all such outstanding shares were redeemed in full; and (iii) the holders of shares of Series B Preferred Stock and Series A Preferred Stock for which redemption was elected shall share ratably in any funds legally therefor according to the respective amounts that would be payable with respect to the full number of shares of Series B Preferred Stock and Series A Preferred Stock owned by them if all such outstanding shares were redeemed in full. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Preferred Stock, such funds will be used at the earliest permissible time to redeem the balance of such shares, or such portion thereof for which funds are then legally available. For the avoidance of doubt, in no event shall any shares of Series C Preferred Stock or Series B-2 Preferred Stock be redeemed prior to redemption of all of the shares of Series E Preferred Stock and Series D Preferred Stock which the holders of such shares of Series E Preferred Stock and Series D Preferred Stock, respectively, have elected to redeem pursuant to Section A.9(a). The Corporation shall be obligated to use its best efforts to take such actions as may be necessary (including, without limitation, the issuance of additional equity securities, the revaluation or recapitalization of the Corporation or the consummation of Sale of the

Corporation in order to permit the full and timely redemption of the shares of Preferred Stock for which redemption was elected).

(c) Until the holders of shares of Preferred Stock have received in cash payment in full of all amounts provided in this Section A.9, any such shares of Preferred Stock shall not be considered redeemed. Such unredeemed shares shall remain outstanding and shall continue to have all rights and preferences (including, without limitation, dividend, conversion and voting rights) provided for herein; provided, however , that the holders of such unredeemed shares shall have the ongoing right to be redeemed, together with such rights and remedies as may be available under applicable law, at each such holder’s election either (i) to have such holder’s remaining outstanding shares of Preferred Stock redeemed, or (ii) rescind the Redemption Notice with respect to all or any portion of such unredeemed shares and to continue holding such shares, free of any right of the Corporation to redeem such shares

(d) The notices provided for in this Section A.9 shall be sent, if by or on behalf of the Corporation, to the holders of the Preferred Stock at their respective addresses as shall then appear on the records of the Corporation, or if by any holder of Preferred Stock to the Corporation, at its principal executive office or registered office in Delaware, by first class mail, postage prepaid, and (i) in the case of a Redemption Notice or Secondary Redemption Notice, shall contain the number of shares of Preferred Stock to be redeemed, and (ii) in the case of any notice by or on behalf of the Corporation, stating the place or places and time at which the shares called for redemption shall, upon presentation and surrender of such certificates representing such shares, be redeemed and the redemption price therefor.

B. VOTING; ELECTION OF DIRECTORS; EXIT TRANSACTION.

1. Voting Generally. Except as expressly set forth herein, the holder of each share of Preferred Stock shall vote with holders of Common Stock, voting together as a single class on an as-converted basis, upon all matters submitted to a vote of stockholders. For such purpose, each holder of any share of a series of Preferred Stock shall be entitled to the number of votes per share of such series of Preferred Stock as equals the largest number of shares of Common Stock into which each share of such series of Preferred Stock may be converted pursuant to Section A.3 on the record date fixed for the determination of stockholders entitled to vote or on the effective date of any written consent of stockholders, as applicable. In determining the number of shares into which shares of any series of Preferred Stock may be converted for purposes of the preceding sentence, the applicable Conversion Price shall be deemed to be the applicable Purchase Price of such series of Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving Common Stock), rather than any imputed Conversion Price to be determined in the event of a Qualified Public Offering (as defined herein) consummated on or prior to March 1, 2016. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula with respect to any holder of Preferred Stock shall be rounded to the nearest whole number (with one-half rounded upward to one). Notwithstanding Section 228(a) of the DGCL and except as otherwise provided herein, no action that is required by the DGCL to be taken by stockholders at any annual or special meeting of stockholders of the Corporation or that may be taken by stockholders at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote unless a consent or consents in writing setting forth the action so taken shall be signed by the Requisite Stockholders which must include the Requisite D/E Preferred if such consent or consents would adversely affect the rights of the Series D Preferred Stock or the Series E Preferred Stock under this Section B.1. of Exhibit A. There shall be no cumulative voting.

2. Board of Directors. The Corporation’s board of directors (the “Board” or the “Board of Directors”) shall be elected as follows:

(a) two directors of the Corporation shall be elected by the holders of Common Stock, voting separately as a single class for such purpose;

(b) one director of the Corporation shall be elected by the holders of the Series A Preferred Stock, voting separately as a single class for such purpose (such director being referred to as the “Series A Director”);

(c) two directors of the Corporation shall be elected by the holders of the Series B-2 Preferred Stock, voting separately as a single class for such purpose (such directors being referred to as the “Series B-2 Directors”);

(d) one director of the Corporation shall be elected by the holders of the Series C Preferred Stock, voting separately as a single class for such purpose (such director being referred to as the “Series C Director”);

(d) two directors of the Corporation shall be elected by the holders of the Series E Preferred Stock, voting separately as a single class for such purpose (such directors being referred to as the “Series E Directors”); and

(e) one director of the Corporation shall be elected by the holders of the Preferred Stock and Common Stock, voting together as a single class, on an as-converted basis for such purpose.

3. Election of Directors. The election of any director as provided in Section B.2 above by the holders of the shares of the class or series of Capital Stock entitled to elect such director or directors shall occur (i) at the annual meeting of stockholders, (ii) at any special meeting of stockholders, (iii) at any special meeting of holders of the shares of the class or series of Capital Stock entitled to elect such director or directors called by the holders of not less than a majority of such class or series then outstanding or (iv) by the written consent of holders of not less than a majority of the shares of the class or series of Capital Stock entitled to elect such director or directors then outstanding. Any director elected as provided in Section B.2 may be removed at any time with or without cause by and only by the requisite vote or written consent of the holders of the shares of the class or series of Capital Stock entitled to elect such director or directors, and any vacancy occurring by reason of such removal or by reason of the death, resignation or inability to serve of any such director, shall be filled by and only by a vote or written consent of the holders of the shares of the class or series of Capital Stock entitled to elect such director or directors. Any director so elected shall serve until such director’s successor is duly elected and qualified, or such director’s earlier death, resignation or removal by the holders of the shares of the class or series of Capital Stock entitled to elect such director or directors.

4. Special Approval Rights.

(a) Approval Rights of the Requisite Holders. So long as any shares of Preferred Stock remain outstanding, the affirmative vote or consent of the Requisite Stockholders shall be necessary to authorize the Corporation to take any of the following actions, either directly or indirectly, whether by merger, consolidation, or otherwise (together with those actions set forth in Sections B.4(b), (c) and (d) below, the “Restricted Actions”), and any such action taken or transaction entered into without such consent or vote shall be null and void ab initio:

(i) Amend, repeal or change, directly or indirectly, any of the provisions of the Certificate of Incorporation, or the Bylaws of the Corporation in any manner that would adversely alter, change or affect the powers, preferences or special rights of the shares of any series of Preferred Stock including, without limitation, increasing the aggregate authorized number of shares of any series of Preferred Stock or altering the rights and preferences of any series of Preferred Stock; or

(ii) Authorize, or increase the authorized number of shares of, or issue additional shares of any series of Preferred Stock, or any class or series of the Corporation’s capital stock or options, warrants or other rights to acquire any such capital stock ranking with respect to liquidation preference, dividends or redemption rights, senior to, or pari passu with, any series of Preferred Stock.

(iii) Authorize or effect a Sale of the Corporation or other change of control, liquidation, merger, re-incorporation, recapitalization of the Corporation, or sale or other transfer of all or substantially all of the Corporation’s assets other than in the ordinary course of business;

(iv) Authorize or effect or permit, any acquisition of the capital stock of another entity, which results in the consolidation of that entity into the results of operations of the Corporation or acquisition of all or substantially all of the assets of another entity;

(v) Authorize or effect the creation of any indebtedness for borrowed money, in a single or related series of transactions, in an amount in excess of $5,000,000, unless approved by the Board, including a majority of the then-sitting Preferred Directors;

(vi) Authorize or effect the creation of a new plan or arrangement for the grant of stock options or the issuance of restricted stock or increase the number of shares available under such a plan or arrangement, unless approved by the Board, including a majority of the then-sitting Preferred Directors;

(vii) Authorize or effect an increase in the number of directors;

(viii) Authorize or effect the payment or declaration any dividend or distribution on any shares of the Corporation’s Capital Stock (except dividends payable solely in shares of common stock), or apply of any of the Corporation’s assets to the redemption or repurchase of the Corporation’s Capital Stock (except as contemplated herein); or

(ix) Create, or hold capital stock in, any Subsidiary (excluding any Subsidiary existing as of the Effective Time) that is not wholly owned (either directly or through one or more other Subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect Subsidiary of the Corporation unless approved by the Board, including a majority of the then-sitting Preferred Directors, or permit any direct or indirect Subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such Subsidiary, unless approved by the Board, including a majority of the then-sitting Preferred Directors.

(b) Approval Rights of the Series D Preferred Stock. So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series D Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio , and of no force or effect:

(i) Amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that alters the powers, preferences or rights of the Series D Preferred Stock; provided, however, that the authorization and/or creation of a new series of Preferred Stock which is junior to, pari passu with, or senior to, the Series D Preferred Stock shall not in and of itself be deemed to adversely affect the powers, preferences or rights of the Series D Preferred Stock;

(ii) Increase or decrease the authorized number of shares of Series D Preferred Stock;

(iii) (A) Reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series D Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series D Preferred Stock in respect of any such right, preference or privilege;

(iv) Purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof; or

(v) Consummate any merger or other transaction with a Subsidiary, other than pursuant to the terms of a transaction between a Subsidiary and the Corporation whereby the Corporation’s stockholders immediately prior to such transaction continue to hold Capital Securities in the same proportion and having the same economic rights, privileges and preferences immediately following such transaction, if such transaction would, directly or indirectly, have the impact of adversely affecting the rights, preferences and privileges of the Series D Preferred Stock set forth in the Certificate of Incorporation or would result in any shares of Series D Preferred Stock outstanding immediately prior to such transaction not being outstanding immediately following such transaction.

(c) Approval Rights of the Series E Preferred Stock. So long as any shares of Series E Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio , and of no force or effect:

(i) Amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that alters the powers, preferences or rights of the Series E Preferred Stock; provided, however, that the authorization and/or creation of a new series of Preferred Stock which is junior to or pari passu with the Series E Preferred Stock shall not in and of itself be deemed to adversely affect the powers, preferences or rights of the Series E Preferred Stock;

(ii) Increase or decrease the authorized number of shares of Series E Preferred Stock;

(iii) (A) Reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Series E Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock in respect of any such right, preference or privilege; or

(iv) Purchase or redeem (or permit any Subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

(d) Approval Rights of the Requisite D/E Preferred. So long as any shares of Series D Preferred Stock or Series E Preferred Stock remain outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite D/E Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio , and of no force or effect:

(i) Authorize or effect a Sale of the Corporation or other change of control, liquidation, merger, re-incorporation, recapitalization of the Corporation, or sale or other transfer of all or substantially all of the Corporation’s assets other than in the ordinary course of business, unless such Sale of the Corporation or other such event results in Initial Consideration payable at the closing of such transaction to the holders of Series E Preferred Stock and the holders of Series D Preferred Stock of an amount per share (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving Common Stock) which is equal to or more than (A) two times the Series D Purchase Price, in the case of the Series D Preferred Stock, and (B) two times the Series E Purchase Price, in the case of the Series E Preferred Stock;

(ii) Create, or authorize the creation of, any additional class or series of capital stock that ranks senior to the Series D Preferred Stock or the Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption;

(iii) (A) Reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series E Preferred Stock or the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series E Preferred Stock or the Series D Preferred Stock in respect of any such right, preference or privilege, or (B) reclassify, alter or amend any existing security of the Corporation that is junior to the Series E Preferred Stock or the Series D Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock or the Series D Preferred Stock in respect of any such right, preference or privilege.

(e) Approval.

(i) The approval rights of the holders of shares of Preferred Stock to authorize the Corporation to take any Restricted Action as provided in Section B.4(a) may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Preferred Stock held for such purpose or by written consent of such holders. At each meeting of stockholders at which the holders of shares of Preferred Stock shall have the right, voting together as a single class, to authorize the Corporation to take any Restricted Action as provided in Section B.4(a), the presence in person or by proxy of the Requisite Stockholders shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

(ii) The approval rights of the holders of shares of Series D Preferred Stock to authorize the Corporation to take any Restricted Action as provided in Section B.4(b) may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Preferred Stock held for such purpose or by written consent of such holders. At each meeting of stockholders at which the holders of shares of Series D Preferred Stock shall have the right, voting together as a single class, to authorize the Corporation to take any Restricted Action as provided in Section B.4(b), the presence in person or by proxy of such holders shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series D Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series D Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

(iii) The approval rights of the holders of shares of Series E Preferred Stock to authorize the Corporation to take any Restricted Action as provided in Section B.4(c) may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Preferred Stock held for such purpose or by written consent of such holders. At each meeting of stockholders at which the holders of shares of Series E Preferred Stock shall have the right, voting together as a single class, to authorize the Corporation to take any Restricted Action as provided in Section B.4(c), the presence in person or by proxy of such holders shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series E Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series E Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

(iv) The approval rights of the Requisite D/E Preferred to authorize the Corporation to take any Restricted Action as provided in Section B.4(d) may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Preferred Stock held for such purpose or by written consent of such holders. At each meeting of stockholders at which the holders of shares of Series D Preferred Stock or Series E Preferred Stock shall have the right, voting together as a single class, to authorize the Corporation to take any Restricted Action as provided in Section B.4(d), the presence in person or by proxy of such holders shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series D Preferred Stock or Series E Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series D Preferred Stock and Series E Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.

5. Renunciation of Corporate Opportunities. Pursuant to Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock, their Affiliates, the Series A Director, Series B-2 Directors, Series C Director or the Series E Directors (collectively, the “Preferred Investor Parties”) at any time that a Series A Director, Series B-2 Director, Series C Director or Series E Directors sits on the Board or that such holders hold any Capital Securities of the Corporation. Without limiting the foregoing renunciation, the Corporation acknowledges that the Preferred Investor Parties are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that the Corporation shall have no right to limit or restrict any of the Preferred Investor Parties from making additional investments in or having relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of a Preferred Investor Party holding Capital Securities of the Corporation or by having persons designated by or affiliated with such Preferred Investor Party serving on or observing at meetings of the Board of Directors or otherwise, no Preferred Investor Party shall have any obligation to the Corporation, any of its Subsidiaries or any other holder of Capital Securities of the Corporation to refrain from competing with the Corporation and any of its Subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity; and none of the Corporation, any of its Subsidiaries or any other holder of Capital Securities shall have any right with respect to any such investments or activities undertaken by such Preferred Investor Party. Without limitation of the foregoing, each Preferred Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its Subsidiaries, and none of the Corporation, any of its Subsidiaries or any other holder of Capital Securities of the Corporation shall in such capacity have any rights or expectancy by virtue of such Preferred Investor Party’s relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such venture, even if such investment is in a Competing Business shall not be deemed wrongful or improper. No Preferred Investor Party shall be obligated to present any particular investment opportunity to the Corporation or any of its Subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such Subsidiary, could be taken by the Corporation or such Subsidiary, and the Preferred Investor Party shall continue to have the right to take for its own respective account or to recommend to others any such particular investment opportunity. The provisions of this Section B.5 shall in no way limit or eliminate any Preferred Investor Party’s duties, responsibilities and obligations with respect to the protection of any proprietary information of the Corporation and any of its Subsidiaries, including any applicable duty to not disclose or use such proprietary information improperly or to obtain therefrom an improper personal benefit.

6. Waiver. Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the Series A Preferred Stock, (b) any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of a majority of the Series B Preferred Stock, (c) any of the rights, powers, preferences and other terms of the Series B-2 Preferred Stock set forth herein may be waived on behalf of all holders of Series B-2 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the Series B-2 Preferred Stock, (d) any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of a majority of the Series C Preferred Stock, (e) any of the rights, powers, preferences and other terms of the Series D Preferred Stock set forth herein may be waived on behalf of all holders of Series D Preferred Stock by the affirmative written consent or vote of the holders of a majority of the Series D Preferred Stock, and (f) any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the holders of a majority of the Series E Preferred Stock.

ARTICLE II

DEFINITIONS

The following terms are used herein with the meanings indicated:

“Acquisition” means a merger or consolidation of the Corporation into or with any other Person or Persons in a single transaction or a series of related transactions in which the stockholders of the Corporation immediately prior to such merger, consolidation, transaction or first of such related series of transaction possess less than fifty percent (50%) of the surviving entity’s issued and outstanding voting Capital Securities immediately after such merger, consolidation, transaction or related series of such transactions (provided that a Qualified Public Offering or Majority Conversion after which the stockholders of the Corporation as of immediately prior to such event continue to maintain an ownership interest in the Corporation as of immediately after such event, or the sale of Capital Securities by the Corporation for bona fide capital raising purposes, shall not be an “Acquisition”).

“Affidavit of Loss” means an affidavit or written agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred in connection with the loss of any share certificate evidencing shares of the Corporation’s Capital Securities.

“Affiliate” means, as applied to the Corporation or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or such other specified Person) and shall also include (a) any Person who is an officer or director of the Corporation or any Subsidiary (or other specified Person) and (b) in the case of a specified Person who is an individual, any Family Members of any such Person.

“Asset Transfer” means a sale of all or substantially all of the Corporation’s assets to any Person (including indirectly by the grant of an exclusive license or licenses to all or substantially all of the Corporation’s intellectual property).

“Board” and “Board of Directors” each has the meaning specified in Exhibit A, Section B.2.

“Business Day” means a day other than a Saturday, Sunday or legal holiday in Delaware.

“Capital Securities” means, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation, as amended from time to time.

“Common Stock” has the meaning specified in the Certificate of Incorporation.

“Common Stock Deemed Outstanding” means, at any time of measurement thereof, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving Common Stock after the Effective Time), plus (without duplication) the number of shares of Common Stock issuable upon the exercise in full of all outstanding Convertible Securities whether or not such Convertible Securities are convertible into or exchangeable or exercisable for Common Stock at such time.

“Competing Businesses” has the meaning specified in Exhibit A, Section B.5.

“Conversion Price” means each of the Series A Conversion Price, the Series B Conversion Price, the Series B-2 Conversion Price, the Series C Conversion Price, the Series D Conversion Price, and the Series E Conversion Price, as applicable.

“Convertible Securities” means securities or obligations that are directly or indirectly exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes, without limitation, shares of Preferred Stock, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other Capital Securities or obligations that are, directly or indirectly, exercisable for, convertible into or exchangeable for Common Stock.

“DGCL” means the General Corporation Law of the State of Delaware, as in effect from time to time.

“Effective Time” means the consummation by the Corporation of the first sale of any shares of Series E Preferred Stock following the filing of this Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of Delaware in accordance with the DGCL.

“Elected Preferred Stock” has the meaning specified in Exhibit A, Section A.3(c).

“Excluded Securities” means (i) Capital Securities issued by the Corporation in a Qualified Public Offering, (ii) Convertible Securities or restricted stock grants issued to officers, employees or members of the Board of Directors of, or consultants or other service providers to, the Corporation or any Subsidiary that are options to purchase or grants of shares of Common Stock, and the issuance of shares of Common Stock upon the exercise of any such options or grants, (iii) Capital Securities issued by the Corporation as direct consideration to any Persons (including the stockholders or owners of Persons) as all or part of the consideration paid for the acquisition of ownership interests in, or assets of, such Person in a transaction in which there is not a readily determinable value being ascribed to such shares unless (A) such Person is an Affiliate of the Corporation (other than a Subsidiary) or (B) Affiliates of the Corporation collectively own more than ten percent (10%) of the ownership interests in such Person, (iv) Convertible Securities (including Capital Securities issued upon exercise, conversion or exchange thereof) and/or Capital Securities issued by the Corporation to Persons who are not Affiliates of the Corporation as partial consideration for senior debt financing, real estate leases, equipment lease financing or licensing, (v) Convertible Securities (including Capital Securities issued upon exercise, conversion or exchange thereof) and/or Capital Securities issued by the Corporation in connection with a stock split, stock dividend, combination, consolidation, reorganization, recapitalization or other similar event for which adjustment is made in accordance with Exhibit A, Section A.4, (vi) Capital Securities issued by the Corporation upon the conversion of shares of Preferred Stock, (vii) shares of Series E Preferred Stock issued pursuant to that certain Stock Purchase Agreement, entered into on or around March 31, 2015, (viii) Capital Securities issued by the Corporation upon conversion of the convertible promissory note issued to BioMed Realty, L.P., and/or (ix) Capital Securities issued to The Scripps Research Institute in connection with the Amended and Restated Research Funding and Option Agreement, dated as of January 19, 2015.

“Family Member” means, as applied to any individual, such individual’s spouse, children (including stepchildren or adopted children), grandchildren, parent, or any spouse of any of the foregoing, and each trust or partnership created for the exclusive benefit of any one or more of them.

“Liquidation Amount” means each of the Series A Liquidation Amount, Series B Liquidation Amount, Series B-2 Liquidation Amount, Series C Liquidation Amount, the Series D Liquidation Amount, and Series E Liquidation Amount, as applicable.

“Liquidation Event” has the meaning specified in Exhibit A, Section A.2(a).

“Liquidation Preference” means each of the Series A Liquidation Preference, Series B Liquidation Preference, Series B-2 Liquidation Preference, Series C Liquidation Preference, the Series D Liquidation Preference, and Series E Liquidation Preference, as applicable.

“Majority Conversion” has the meaning specified in Exhibit A, Section A.3(b).

“New Securities” means any Capital Securities and Convertible Securities of the Corporation or any other security, obligation or instrument (whether denominated as equity, debt or otherwise) that has significant equity-like economic attributes; provided, however , that Excluded Securities shall not constitute New Securities.

“Person” or “person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity and any government, governmental department or agency or political subdivision thereof.

“Preferred Directors” shall mean the Series A Director, the Series B-2 Directors, the Series C Director, and the Series E Directors.

“Preferred Investor Parties” has the meaning specified in Exhibit A, Section B.5.

“Public Offering” means any offering by the Corporation of its Common Stock to the public pursuant to an effective registration statement under the Securities Act, or any comparable statement under any similar federal statute then in force, other than an offering of shares being issued as consideration in a business acquisition or combination or an offering in connection with an employee benefit plan.

“Purchase Price” means each of the Series A Purchase Price, Series B Purchase Price, Series B-2 Purchase Price, Series C Purchase Price, Series D Purchase Price and Series E Purchase Price, as applicable.

“Qualified Public Offering” has the meaning specified in Exhibit A, Section A.3(b).

“Redemption Notice” has the meaning specified in Exhibit A, Section A.9(a).

“Redemption Price” has the meaning specified in Exhibit A, Section A.9(a).

“Requisite D/E Preferred” means the holders of a majority of the issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis.

“Requisite Stockholders” means the holders of a majority of the issued and outstanding shares of Series B-2 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis.

“Restricted Action” has the meaning specified in Exhibit A, Section B.4(a).

“Sale of the Corporation” means an Acquisition or an Asset Transfer.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Conversion Price” has the meaning specified in Exhibit A, Section A.3(a).

“Series A Director” has the meaning specified in Exhibit A, Section B.2(b).

“Series A Liquidation Preference” means an amount initially equal to the Series A Purchase Price, plus any declared but unpaid dividends on the Series A Preferred Stock.

“Series A Preferred Stock” has the meaning specified in Exhibit A.

“Series A Purchase Price” means $0.25 per share of Series A Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series A Preferred Stock after the Effective Time).

“Series B Conversion Price” has the meaning specified in Exhibit A, Section A.3(a).

“Series B Liquidation Preference” means an amount initially equal to the Series B Purchase Price, plus any declared but unpaid dividends on the Series B Preferred Stock.

“Series B Preferred Stock” has the meaning specified in Exhibit A.

“Series B Purchase Price” means $0.8333 per share of Series B Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series B Preferred Stock after the Effective Time).

“Series B-2 Conversion Price” has the meaning specified in Exhibit A, Section A.3(a).

“Series B-2 Directors” has the meaning specified in Exhibit A, Section B.2(c).

“Series B-2 Liquidation Preference” means an amount initially equal to the Series B-2 Purchase Price, plus any declared but unpaid dividends on the Series B-2 Preferred Stock.

“Series B-2 Preferred Stock” has the meaning specified in Exhibit A.

“Series B-2 Purchase Price” means $0.8333 per share of Series B-2 Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series B-2 Preferred Stock after the Effective Time).

“Series C Conversion Price” has the meaning specified in Exhibit A, Section A.3(a).

“Series C Director” has the meaning specified in Exhibit A, Section B.2(d).

“Series C Liquidation Preference” means an amount initially equal to the Series C Purchase Price, plus any declared but unpaid dividends on the Series C Preferred Stock.

“Series C Preferred Stock” has the meaning specified in Exhibit A.

“Series C Purchase Price” means $0.94 per share of Series C Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization,

recapitalization, reclassification or other similar event involving the Series C Preferred Stock after the Effective Time).

“Series D Conversion Price” has the meaning specified in Exhibit A, Section A.3(a).

“Series D Liquidation Preference” means an amount initially equal to the Series D Purchase Price, plus any declared but unpaid dividends on the Series D Preferred Stock.

“Series D Preferred Stock” has the meaning specified in Exhibit A.

“Series D Purchase Price” means $2.662 per share of Series D Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series D Preferred Stock after the Effective Time).

“Series E Conversion Price” has the meaning specified in Exhibit A, Section A.3(a).

“Series E Directors” has the meaning specified in Exhibit A, Section B.2(d).

“Series E Liquidation Preference” means an amount initially equal to the Series E Purchase Price, plus any declared but unpaid dividends on the Series E Preferred Stock.

“Series E Preferred Stock” has the meaning specified in Exhibit A.

“Series E Purchase Price” means $1.119 per share of Series E Preferred Stock (as equitably adjusted to reflect any stock split, stock dividend, combination, consolidation, reorganization, recapitalization, reclassification or other similar event involving the Series E Preferred Stock after the Effective Time).

“Subsidiary”/”Subsidiaries” means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, the Corporation shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if and only if the Corporation shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses and shall be or control the managing general partner of such partnership, association or other business entity or the managing member of such limited liability company.

“Voluntary Conversion Notice” has the meaning specified in Exhibit A, Section A.3(c).